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                                                                   EXHIBIT 10.10

[AXIS LOGO]

                                                   AXIS SPECIALTY EUROPE LIMITED

                                                         CORRESPONDENCE ADDRESS:
                                                                 Alexandra House
                                                                 The Sweepstakes
                                                           Ballsbridge, Dublin 4

                                                             TEL: +353 1 6641618
                                                             FAX: +353 1 6641862

Mr R Strachan
37 Ridgway Place
Wimbledon
London
SW19 4EW                                                        21 November 2002


Dear Richard

On behalf of AXIS Specialty Europe Limited (the "Company"), I am pleased to confirm that your employment will be subject to the following terms and conditions:


1.   POSITION

     Your position with the Company will be as set out in the attached Schedule.

     You are employed by AXIS Specialty Europe Limited (AXIS Europe). The Company is an Irish authorised and supervised insurance company. Whilst it is entitled to provide insurance services in jurisdictions outside of Ireland, employees of the Company should not attempt to do so without first consulting the Compliance Officer as limitations are imposed by regulation on certain activities being undertaken outside of Ireland.


2.   COMMENCEMENT DATE

     The date of your commencement of employment is as set out in the Schedule.


3.   LOCATION

     You will be based at the location set out in the Schedule but may be required to travel within Ireland, the United Kingdom and abroad in carrying out your responsibilities.


                          AXIS SPECIALTY EUROPE LIMITED
          REGISTERED OFFICE: FIFTH FLOOR, 25-28 ADELAIDE ROAD, DUBLIN 2

                        REGISTERED IN IRELAND NO. 963402
     DIRECTORS: J. CHARMAN (UK), A. COOK (CANADA), J. MURRAY (UK), A. RYAN,
                          R. STRACHAN (UK), T. HENNESY

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4.   OFFICE HOURS

     Your normal working hours are set out in the Schedule. You may be required to work additional hours as the duties of your position require. You will not receive additional compensation for working outside normal office hours.

     You confirm that, by accepting these terms and conditions of employment, you are waiving the 48-hour average weekly working limit provided for in the Working Time Regulations, 1998. You confirm that you understand that you may choose to withdraw this waiver and to have your working hours continuously monitored and restricted by giving one month's written notice to the Company.


5.   DUTIES

     You will carry out duties as assigned to you from time to time by the Company. Your area of work and/or specific responsibilities may be altered from time to time by the Company as the circumstances of the business dictate. During the period of your employment, you may also be required to work for an associated company of the Company or at another office/location, for such period or periods of time as the Company may reasonably require.

     You must devote the whole of your time, attention and ability during your hours of work for the Company to your duties. During your hours of work, you may not under any circumstances, whether directly or indirectly, undertake any other duties of whatever kind. You may not, without the prior written consent of the Company, engage, whether directly or indirectly, in any business or employment which is similar to or competitive with the business of the Company or which may impair your ability to act at all times in the best interests of the Company.


6.   SALARY

     Your salary is set out in the Schedule. Your salary will be reviewed annually by the Company which in its absolute discretion shall determine whether or not the salary shall be increased and if so the amount of the increase.

     Your salary will be paid to you monthly in arrears on the last day of each month by credit transfer directly to your bank account. The Company shall to the extent permitted by law be entitled to deduct from your salary all sums from time to time owed by you to the Company or any associated company, and in all events to deduct all such sums due upon termination of your employment, and by your execution of this agreement you consent to the deduction of such sums.

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7.   BONUS

     You will be eligible to participate in such bonus scheme(s) as the Company may implement from time to time in its sole discretion. The nature and conditions of any scheme shall be entirely at the discretion of the Company. The Company is not under any obligation to implement any such bonus scheme. Where the Company chooses to implement such a bonus scheme, bonuses may or may not, at the Company's absolute discretion, be paid.


8.   EXPENSES

     All properly vouched and authorised expenses incurred by you on Company business will be reimbursed by the Company in accordance with the Company's expense policy.


9.   HOLIDAYS

     You will be entitled to holidays as set out in the Schedule (exclusive of all Irish public holidays). Your holidays are to be taken at such time or times that the Company considers to be most convenient having regard to the requirements of your position. The Company's holiday year runs from 1st January to 31st December. Holidays from the previous year may not be carried over to the following year. Should you leave or start with the Company during the year your holiday entitlement shall be reduced pro rata. You are entitled to payment in lieu of any outstanding holiday entitlement in the year of leaving. In the event that you have exceeded your holiday entitlement in the year of leaving, a deduction will be made from your final salary payment. The Company may require you to take any unused holiday entitlement during your notice period.


10.  COMPANY BENEFIT SCHEMES/SICK PAY

     The Company benefits applicable to you are set out in the Schedule. Details of the benefit schemes will be available on request from the Human Resources Department. The Company will be entitled to amend the nature and operation of the schemes at its absolute discretion at any time.

     There is no automatic entitlement to sick pay and any payments made to you during an absence from work due to illness are entirely at the Company's discretion.


11.  SHARE OPTIONS / SHARE RIGHTS

     You will be eligible to participate in the Company's employee share schemes subject to the terms of such schemes as in effect from time to time. Your initial entitlements under such schemes are as set out in the Schedule. Any additional awards will be at the sole discretion of the Company.

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     If on termination of your employment, whether lawfully or unlawfully or in breach of contract, you lose any rights or benefits under any profit sharing, share incentive, share option, restricted share, bonus or other employee incentive scheme (including any rights or benefits which you would not have lost had your employment not been terminated) you shall not be entitled, by way of compensation for loss of office or otherwise, howsoever, to and hereby waive any compensation for the loss of any rights or benefits under any such scheme.


12.  TERMINATION WITH NOTICE

     Your employment hereunder may be terminated at any time by one party giving the other notice in writing as set out in the Schedule.

     In the case of the Company terminating your employment, it reserves the right to pay you in lieu of notice the amount of your entitlement to salary in respect of such notice period.

     The Company may also by notice in writing require you to cease performing or exercising during some or all of the remainder of any notice period some or all of the powers, authorities and discretions delegated to you hereunder and/or to cease attending at the Company's offices and the offices of the Company's brokers, clients and potential clients (as appropriate) during such period and/or to complete specifically assigned projects during such period. Any such period shall be referred to as a "Garden Leave Period".


13.  TERMINATION WITHOUT NOTICE

     Your employment may be terminated without prior notice if at any time hereafter;

     (a) you are guilty of any material breach or non-observance of the provisions contained in this letter;

     (b) you are guilty of any grave misconduct, gross default or wilful neglect in the discharge of your duties hereunder or in connection with or affecting the business of the Company;

     (c) you commit any serious act of dishonesty or repeated acts of dishonesty;

     (d) you are adjudicated bankrupt or make any arrangement or composition with your creditors;

     (e)  you become of unsound mind;

     (f) you are convicted of any indictable offence other than an offence which in the opinion of the Company does not affect your position with the Company; or

     (g) you are disqualified or restricted from practising a profession which is essential to the performance of the duties of your position with the Company.

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14.  RESIGNATION

     You will, upon termination of your employment, resign from all directorships and other offices that you hold in connection with your employment with the Company.


15.  RETIREMENT

     Your employment hereunder will automatically terminate, without notice, on the date on which you reach sixty (60) years of age unless otherwise mutually agreed.


16.  ILLNESS

     If you are at any time prevented by illness, injury, accident or any other circumstances beyond your control from discharging all your duties hereunder for a total of 180 or more days in any twelve-month period, the Company may, by notice in writing terminate your employment forthwith or on such date as may be specified in the notice.


17.  DISCIPLINARY/GRIEVANCE PROCEDURE

     You will conduct yourself with propriety at all times and with due regard for the Company and each of its associated companies and the clients and employees of each such company.

     Once you have completed one year's service with the Company, you may avail of the Company's Disciplinary and Grievance Procedure, a copy of which is available from the Human Resources Department upon request but which will not be deemed to form part of this contract.


18.  CONFIDENTIALITY

     (a) You will not, except as authorised or required by your duties, reveal to any person, persons or company any confidential information including without limitation any trade secrets, secret or confidential operations, processes or dealing or any information concerning the organisation, business, finances, transactions or affairs of the Company, its subsidiary or associated companies or their existing or potential customers which may come to your knowledge during the period of your employment with the Company and you will keep with complete secrecy all such and other confidential information entrusted to you and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its subsidiary or associated companies or their existing or potential customers or its or their business or businesses or may be likely so to do. This restriction will continue to apply after the termination of your employment without limit in point of time but will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this letter.

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     (b)  You will not during the term of your employment with the Company make otherwise than for the benefit of the Company any notes, memoranda or electronically stored information relating to any matter within the scope of the business of the Company, its subsidiary or associated companies or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will you either during the term of your employment with the Company or afterwards use or permit to be used any such notes or memoranda or information otherwise than for the benefit of the Company, it being the intention of the parties hereto that all such notes, memoranda or information made or stored by you will be the property of the Company and left at its offices upon the termination of your employment with the Company.


19.  INTELLECTUAL PROPERTY

     You acknowledge that any intellectual property rights which arise out of your employment with the Company will vest absolutely in the Company (or its nominee) and you undertake to execute any necessary documents and do whatever else may be necessary to vest these rights in the Company, even after the termination of your employment.


20.  RESTRICTIVE COVENANTS

     (a) Considering that you have obtained and are likely to obtain in the course of your employment knowledge of trade secrets, know-how, business information or other confidential information relating to the Company and its subsidiary and associated companies and also to their customers, you agree that in addition to the restrictions contained in Clauses 18 and 19 you will for the six month period beginning on the date of termination of your employment (the "Restricted Period") be bound by the following restrictions in order to safeguard such trade secrets, know-how, business information or other confidential information and the goodwill of the Company;

          (i) you will not, either in contemplation of the termination of your employment or during the Restricted Period, canvass or solicit or endeavour to canvass or solicit away from the Company or any subsidiary or associated company, the custom or business of any person, firm or company which is or was at any time during the twelve months prior to your termination date a client or customer of the Company or of any subsidiary or associated company with which you had business dealings during the course of your employment in that twelve month period and in relation to whose requirements you had knowledge of a material kind;

          (ii) you will not, during the Restricted Period, carry on, set up, engage in or be directly or indirectly interested or concerned in any business or activity carried on or about to be carried on anywhere in the Prohibited Area (as

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                 defined below) by any person, firm or company in competition with any business or activity in which you were actively involved in the course of your employment with the Company in the twelve months immediately prior to your termination date. This is providing that nothing contained in this sub-Clause 20(a)(ii) will prohibit your carrying on of, or being engaged, concerned or interested in, any business not in direct or indirect competition with the business of the Company or any subsidiary or associated company;

          (iii) you will not either in contemplation of the termination of your employment or during the Restricted Period entice, solicit or endeavour to entice or solicit away any person who is employed or engaged by the Company or any subsidiary or associated company and with whom you had significant business dealings or over whom you exercised control during the course of your employment in the twelve month period prior to your termination date and who by means of his or her employment or engagement is or is likely to be in possession of Confidential Information relating to the Company or any subsidiary or associated company;

          (iv) you will not either in contemplation of the termination of your employment hereunder or during the Restricted Period, interfere or seek to interfere with the supply to the Company or any subsidiary or associated company of any goods or services by any supplier who, during the twelve months preceding your termination date, supplied goods or services to the Company or such subsidiary or associated company, being a supplier of goods or services with whom during the twelve month period immediately prior to your termination date you had dealings of a material kind in your capacity as an employee or director of the Company, nor will you interfere or seek to interfere with the continuance of such supply or the terms on which such supply has during such period as stated above been made;

          provided, however, that notwithstanding the foregoing provisions, the Restricted Period shall be reduced by the period, if any, of any Garden Leave Period imposed pursuant to Clause 12.

          For the purposes of this Clause 20, "Prohibited Area" shall mean any location in the world in which the Company, or any subsidiary or associated company, at the time of termination of your employment operates its business and with respect to which location you had material responsibility in the course of your employment with the Company during the twelve month period prior to the date of the termination of your employment.

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     (b)  The restrictions set out in sub-Clauses 20(a)(i),(ii),(iii) and (iv)
          shall (without prejudice to their generality) apply to any action taken by you, whether as agent, representative, principal, employee or consultant or as a director or other officer of any company or by any company controlled by you or any associate of yours.

     (c) You will, in the event of receiving an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in this Clause 20, immediately provide to the offeror a copy of this Clause 20 and will inform the Company of the identity of the offeror and the terms of the offer.

     (d) You hereby acknowledge and agree that all of the restrictions contained herein are reasonable and necessary in all the circumstances for the protection of the Company's legitimate interests and waive any and all defences to the strict enforcement thereof by the Company. In the event that any of the covenants herein contained is held to be unreasonable by reason of the area, duration or type or scope of service covered by such covenant, then effect will be given to such covenant in such reduced form as may be decided by any court of competent jurisdiction.


21.  SEVERANCE

     In the event that any condition contained in this contract is held to be void in whole or in part for any reason, such unenforceability will not affect the enforceability of the remaining conditions contained in this letter and such void conditions will be deemed to be severable.


22.  CHANGES/COMPANY POLICIES

     The relationship of employer and employee is constantly changing to meet the challenges of the business world. Therefore, our requirements of you may change or may need to be more clearly defined and we accordingly reserve the right to change, amend or clarify the terms and conditions set out in this letter. We will give you as much notice as possible of any such changes.

     In addition to the terms and conditions of this letter, you will be subject to such employee policies, procedures and protocols as may be implemented by the Company from time to time and notified to you.

     Without prejudice to the generality of the foregoing the Company will from time to time issue protocols containing guidelines in respect of procedures to be observed by employees when performing their duties. It is important that you comply with these protocols because the Group contains regulated companies authorised to carry on the business of insurance and/or reinsurance.

     Any failure by you to comply with the terms of any such protocols will warrant disciplinary action, up to and including summary dismissal.

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23.  GOVERNING LAW

     This letter Agreement shall in all respects (including the formation thereof and performance thereunder) be governed by and construed in accordance with the laws of the Republic of Ireland.

Please sign the enclosed copy of this letter Agreement and return it to me.

If there are any questions you wish to ask regarding this letter Agreement, please feel free to contact me.


Yours sincerely,


/s/ Geraldine Arnott

GERALDINE ARNOTT


I confirm that I have carefully read and understand the terms and conditions and I agree to be bound by those terms and conditions.


Signed:         /s/ Richard Strachan
               ---------------------
               Richard Strachan


Dated:            18/12/2002
               ---------------------


Attached:      Schedule (to be signed by the employee).
               Email and Internet Policy (to be signed by the employee).

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                                    SCHEDULE

CLAUSE 1       POSITION

               Global Claims Officer

CLAUSE 2       COMMENCEMENT DATE

               1/4/2002

CLAUSE 3       LOCATION

               Dublin

CLAUSE 4       NORMAL OFFICE HOURS

               09:00 - 17:00

CLAUSE 6       SALARY

               L140,000

CLAUSE 9       HOLIDAYS

               25 days

CLAUSE 10      BENEFITS

               Life Assurance - You will be entitled to participate in the life assurance scheme in place in the Company (if any) subject to complying with the requirements of the insurers and subject to any exclusion they may determine as appropriate.

               Permanent Health Insurance - From 2003 you will be entitled to be covered by the PHI scheme provided by the Company subject to the terms and conditions of such scheme from time to time in force. The Company reserves the right to terminate or substitute another PHI scheme or amend the level of benefits provided at any time.

               If any scheme provider for any reason fails to provide the benefit to you, the Company shall not be liable to provide any benefits itself or compensation in lieu thereof and shall not be obliged to issue proceedings against the insurer regarding the provision of cover for you. Any actual or prospective loss of entitlement to permanent health insurance benefit shall not prevent the Company from exercising its right to terminate your employment in accordance with Clauses 12 and 13 hereof.

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               Private Medical Insurance - You will be entitled to be covered by the Private Medical Scheme provided by the Company, subject to complying with the requirements of the insurers and subject to any exclusion they may determine as appropriate.

               Pension - You will be eligible to join the company's approved Stakeholder pension scheme. The company's contribution will be 15% of basic salary. You will be able to make additional personal contributions to the scheme as permitted by the UK tax authorities. A contracting-out certificate is/is not in force in relation to the state earnings related pension scheme.

CLAUSE 11      SHARE OPTIONS / SHARE RIGHTS

               Share Options - Subject to approval by the Board of Axis Specialty Limited, you will be granted options over 3000 shares in Axis Specialty Limited subject to the terms and conditions of the Axis Specialty Limited Option Scheme, the rules of which are available from the Human Resources Department.

               Restricted Shares - Subject to approval by the Board of Axis Specialty Limited, you will be allocated 5000 shares of Axis Specialty Limited under the Axis Specialty Limited Restricted Stock Scheme, subject to the terms and conditions of such scheme, the Rules of which are available from the Human Resources Department.

CLAUSE 12      NOTICE PERIOD

               6 months

OTHERS         REPORTING TO:

               Chairman, Axis Specialty, Europe/President &
               Chief Executive Officer

Signed by the employee       /s/ Richard Strachan
                           ------------------------
                           RICHARD STRACHAN

Date                           18/12/2002
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